Exhibit 10.31

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made effective as of December 31, 2016 (the “Closing Date”) by and among Savsu Technologies, LLC, a Delaware limited liability (“Savsu”), BioLife Solutions, Inc., a Delaware corporation (“BLS”), and bioLogistex CCM, LLC, a Delaware limited liability company (the “JV”).

WHEREAS, Savsu and BLS formed the JV on or about September 29, 2014 for the purposes of creating a joint venture between Savsu and BLS;

WHEREAS, the JV is in engaged in the business of transporting and storing temperature sensitive vaccines and new “live cell” medical treatments (the “Business”);

WHEREAS, prior to the Closing Date, BLS owned 52% of the equity interest of the JV, and Savsu owned 48% of the equity interest of the JV;

WHEREAS, Savsu desires to contribute and transfer to the JV, and the JV desires to acquire from Savsu, certain of Savsu’s assets in exchange for an additional 7% of the membership interests of the JV, and the agreement by BLS to transfer an additional 20% of the membership interests in the future, in accordance with the terms and conditions of this Agreement;

WHEREAS, prior to the Closing Date, BLS has made loans to the JV in the aggregate amount of $6,694,247 (the “BLS Loan”); and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the parties hereby agree as follows:

Article I
Contribution; Equity Issuance

1.1.        Contribution and Assignment of the Contributed Assets by Savsu. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, effective as of the Closing, Savsu hereby contributes, transfers, assigns, conveys and delivers to the JV, and the JV hereby acquires from Savsu, free and clear of any and all Liens, any and all Savsu’s rights, title and interests in and to the following assets, properties and rights (collectively, the “Contributed Assets”):

(a)          the machinery and equipment, furniture and fixtures, office equipment, automobile and inventory described on Schedule I hereto (the “Contributed Personal Property”);

(b)          all rights to the Patents and Trademarks described on Schedule II hereto and all registrations and applications therefor (the “Contributed IP”);

(c)          all rights in, to and under routine maintenance Contracts relating to the Contributed Personal Property or Contributed IP (each, a “Contributed Contract”);

(d)          all books, records, files, manuals, documents and other materials which pertain to the Contributed Assets or the Assumed Liabilities;

(e)          all rights to indemnification, warranties, guarantees, claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against suppliers, manufacturers, contractors or other third parties relating to the Contributed Assets or the Assumed Liabilities; and

(f)          all goodwill associated with the Contributed Assets.

1.2.        Retained Assets. Notwithstanding anything to the contrary contained in Section 1.1, Savsu shall hereby retain all of its right, title and interest in and to, and shall not sell, transfer, assign, convey or otherwise transfer to the JV at the Closing, any assets of Savsu other than the Contribution Assets (collectively, the “Retained Assets”).

1.3.        Assumption of Liabilities. Except for Liabilities for obligations to be performed by Savsu under the Contributed Contracts, which the JV agrees to assume (the “Assumed Liabilities”), the JV shall not assume or be responsible for, any Liabilities of Savsu or its Affiliates, all of which Liabilities shall be and remain the sole responsibility of Savsu and/or its Affiliates.

1.4.        Consents Not Obtained. In the event that Savsu fails to obtain prior to the Closing (or otherwise fails to have in full force and effect at the Closing) any consent, Permit, waiver, authorization, order or other approval required to consummate the transactions contemplated by this Agreement without breaching a Contributed Contract or otherwise adversely affecting the ability of the JV to operate the Business after the Closing or the rights of the JV with respect to the Contributed Assets, the Assumed Liabilities or the BLS Inventory or otherwise under this Agreement (any of the foregoing, a “Necessary Consent”), this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any such Contributed Asset or BLS Inventory for which a Necessary Consent is not obtained and in effect at the Closing, and Savsu shall, from and after the Closing, continue to use its commercially reasonable efforts to obtain any such Necessary Consent for the benefit of the JV under the terms and conditions substantially the same as those existing under the applicable Contributed Asset or BLS Inventory at the Closing. Once a Necessary Consent is obtained, the applicable Contributed Asset or BLS Inventory will be deemed to have been automatically assigned and transferred to the JV on the terms set forth in this Agreement, effective as of the date of assignment. If any Necessary Consent is not obtained and in full force and effect at the Closing and as a result thereof, the assignment or transfer of a Contributed Asset or BLS Inventory is ineffective or the rights or obligations of the JV with respect to a Contributed Asset, Assumed Liability or BLS Inventory or the JV’s ability to operate the Business after the Closing are otherwise adversely affected, at the JV’s request, Savsu will enter into a mutually agreeable and reasonable arrangement with the JV under which (i) the JV will obtain the benefits thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the JV, or (ii) Savsu will enforce for the benefit, and at the direction, of the JV any and all rights of Savsu thereunder.

1.5.        Issuance of Membership Interests. In exchange for the contributions made by Savsu under this Agreement, and in consideration of the other transactions contemplated by this Agreement, at the Closing, the JV will issue its equity interests to Savsu (such interests, the “Savsu Consideration”) so that as of the Closing, Savsu owns fifty-five percent (55%) of the issued and outstanding equity interests of the JV and BLS owns forty-five percent (45%) of the issued and outstanding equity interests of the JV.

1.6.        Contribution of BLS Loan. The parties hereby agree that, subject to the terms and conditions of this Agreement, effective as of the Closing, the obligations owed to BLS under the BLS Loan are hereby contributed, transferred, assigned, conveyed, transferred and delivered by BLS to the JV as a capital contribution.

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1.7.        Return and Contribution of BLS Inventory; Cancellation of BLS Inventory Requirements.

(a)          The parties hereby agree that, subject to the Closing: (i) effective as of immediately prior to the Closing, BLS hereby returns, assigns, transfers and conveys to Savsu, and Savsu hereby acquires from BLS, the inventory set forth on Schedule III hereto (the “BLS Inventory”), in exchange for the cancellation, termination, extinguishment and release of all outstanding payables owed by BLS to Savsu; and (ii) effective as of the Closing, Savsu hereby contributes, assigns, transfers and conveys to Savsu, and the JV hereby acquires from Savsu, the BLS Inventory.

(b)          The parties hereby agree that, effective as of the Closing, except as contemplated by Section 1.7(a), any requirement which BLS may have been subject to prior to the Closing to purchase any inventory from Savsu, or to contribute any such inventory to the JV, are hereby cancelled, terminated, extinguished and released, and BLS shall have no continuing obligations with respect thereto.

1.8.        BLS Post-Closing Transfer of Equity to Savsu. BLS hereby agrees that on (i) the first (1st) anniversary of the Closing Date, it will transfer to Savsu an amount of membership interests in the JV equal to 11.11% of the membership interests in the JV held by BLS as of the Closing (after giving effect to the issuance of the Savsu Consideration) and (ii) the second (2nd) anniversary of the Closing Date, it will transfer to Savsu an additional amount of membership interests in the JV equal to 33.33% of the membership interests in the JV held by BLS as of the Closing (after giving effect to the issuance of the Savsu Consideration). Notwithstanding the foregoing, in the event that the JV consummates a Liquidity Event (as such term is defined in the Amended JV Operating Agreement) on or after the second (2nd) of the Closing Date, but on or prior to the third (3rd) anniversary of the Closing Date, Savsu will pay to BLS an amount of the net proceeds therefrom as if BLS had only transferred on the second (2nd) anniversary of the Closing Date an amount of membership interests in the JV equal to 11.11% of the membership interests in the JV held by BLS as of the Closing (after giving effect to the issuance of the Savsu Consideration).

Article II
Closing Deliveries

2.1.        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th floor, New York, NY 10105, commencing at 10:00 am (New York City time). By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by mail if requested. The parties agree that to the extent permitted by applicable Law, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

2.2.        Closing Deliveries by Savsu. At or prior to the Closing, Savsu will deliver or cause to be delivered to BLS and the JV the following, each in form and substance reasonably acceptable to BLS and the JV:

(a)          the Assignment and Assumption Agreement between Savsu and the JV in the form attached as Exhibit A-1 hereto (the “Contributed Assets Assignment”), duly executed by Savsu, and any other instruments of transfer reasonably requested by the JV to evidence the transfer of the Contributed Assets and the BLS Inventory to the JV (including assignments with respect to any Contributed IP registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority), in each case duly executed by Savsu;

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(b)          the Assignment and Assumption Agreement between BLS and Savsu with respect to the BLS Inventory in the form attached as Exhibit A-2 hereto (the “BLS Inventory Assignment”), duly executed by Savsu,;

(c)          Amended and Restated Operating Agreement of the JV, by and among the JV, BLS and Savsu, in the form attached as Exhibit B hereto (the “Amended JV Operating Agreement”), duly executed by Savsu;

(d)          the required notices, consents, Permits, waivers authorizations, orders and other approvals, if any, listed in Schedule 2.2(d), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(e)          copy of a good standing certificate for Savsu, certified on or before the Closing Date from the proper state official of its jurisdiction of organization;

(f)          a certificate from an officer of Savsu certifying to (i) the resolutions of Savsu’s board of managers (or equivalent governing board or Person), and of Savsu’s members, authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Savsu is a party or by which it is bound;

(g)          evidence of the release of any Liens upon the Contributed Assets, subject to Section 6.3; and

(h)          such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

2.3.        Closing Deliveries by the JV. At or prior to the Closing, the JV will deliver or cause to be delivered to Savsu and BLS the following, each in form and substance reasonably acceptable to Savsu and BLS:

(a)          the Contributed Assets Assignment, duly executed by the JV

(b)          the Amended JV Operating Agreement, duly executed by the JV;

(c)          the Services Agreement between BLS and the JV, in the form attached as Exhibit C (the “Services Agreement”), duly executed by the JV;

(d)          the required notices, consents, Permits, waivers authorizations, orders and other approvals, if any, listed in Schedule 2.3(d), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(e)          copy of a good standing certificate for the JV, certified on or before the Closing Date from the proper state official of its jurisdiction of organization;

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(f)          a certificate from an officer of the JV certifying to (i) the resolutions of the JV Board, and of JV members, authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the JV is a party or by which it is bound; and

(g)          such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

2.4.        Closing Deliveries by BLS. At or prior to the Closing, BLS will deliver or cause to be delivered to Savsu and the JV the following, each in form and substance reasonably acceptable to Savsu and the JV:

(a)          the BLS Inventory Assignment, duly executed by BLS;

(b)          the Amended JV Operating Agreement, duly executed by BLS;

(c)          the Services Agreement, duly executed by BLS;

(d)          the required notices, consents, Permits, waivers authorizations, orders and other approvals, if any, listed in Schedule 2.4(d), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(e)          a certificate from an officer of BLS certifying to (i) the resolutions of BLS’s board of directors, authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which BLS is a party or bound; and

(f)          such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

Article III
Representations and Warranties of Savsu

Savsu represents and warrants to BLS and the JV that the statements contained in this Article III, and the information in the disclosure schedules delivered by Savsu to BLS and the JV on the date hereof (the “Savsu Disclosure Schedules”), are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this Article III expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this Article III are true and correct as of such earlier date or time:

3.1.        Organization and Qualification. Savsu is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has full limited liability company power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it.

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3.2.        Authorization. Savsu has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party or bound and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party or bound and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Savsu, including requisite approval by Savsu’s board of managers (or equivalent governing board or Person) and by Savsu’s members. This Agreement and each Ancillary Document to which Savsu is a party or bound has been duly executed and delivered by Savsu and constitutes a legal, valid and binding obligation of Savsu, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

3.3.        Interests in the JV. Prior to giving effect to the Closing, Savsu owns 48% of the issued and outstanding membership interests in the JV, free and clear of all Liens other than those imposed by the JV’s Organizational Documents and those imposed by applicable securities Laws.

3.4.        Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Savsu, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Organizational Documents of Savsu, (b) violate or conflict with any Law or Order to which Savsu, the Business or the Contributed Assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Savsu (or the JV as the assignee thereof) to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract or other commitment to which Savsu is a party or by which Savsu, the Business or the Contributed Assets are bound, (d) result in the imposition of a Lien on any Contributed Asset or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

3.5.        Title to and Sufficiency of Assets. Savsu has good and valid title to, or other legal rights to possess and use, all of the Contributed Assets, free and clear of all Liens except for Permitted Liens. Upon delivery of the Contributed Assets to the JV on the Closing Date in accordance with this Agreement, good and valid title to all of the Contributed Assets owned by Savsu and a legal right to possess and use of all of the Contributed Assets leased or licensed by Savsu, free and clear of all Liens (other than Permitted Liens and Liens incurred by the JV), will pass to the JV.

3.6.        Contributed Personal Property. The Contributed Personal Property is in reasonable operating condition and repair, normal wear and tear excepted, and is reasonably adequate for its intended use in the Business.

3.7.        Contributed IP. All Contributed IP is valid and in force and owned exclusively by Savsu without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Contributed IP. Savsu owns, free and clear of all royalties or other Liens (other than Permitted Liens), all Contributed IP, and there are no agreements which restrict or limit the use of the Contributed IP by Savsu (or the JV as its assignee). Savsu has not received any written or, to the Knowledge of Savsu, oral notice of any claim that the Contributed IP violates any Trade Secret agreement or interferes with, infringes upon or misappropriates any intellectual property or proprietary rights of any Person in any country. Savsu has not given any notice of infringement to any third party with respect to any Contributed IP, nor does it have any Knowledge of any infringement by any third party of any Contributed IP. All commercially reasonable action to maintain and protect the Contributed IP has been taken by Savsu, and all maintenance fees, Taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Contributed IP have been taken through the Closing Date.

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3.8.        Contracts. Except for the Contributed Contracts, there are no Contracts to which Savsu is a party or bound relating to the Contributed Assets, including no leases with respect to the Contributed Personal Property or licenses with respect to the Contributed IP.

3.9.        Litigation. There is no (a) Action of any nature pending or, to the Knowledge of Savsu, threatened, or (b) Order now pending or previously rendered in the past six (6) years, in either case of (a) or (b), by or against Savsu or any of its Affiliates relating to any of the Contributed Assets. Savsu does not have any Actions pending against any other Person relating to the Contributed Assets.

3.10.       Compliance with Laws. To the Knowledge of Savsu, Savsu is in compliance with, and for the past six (6) years has complied with, all Laws and Orders in all material respects with respect to the ownership, operation, use or possession of the Contributed Assets. To the Knowledge of Savsu, Savsu has not received any written notice of any actual or alleged violation or non-compliance with applicable Laws with respect to the ownership, operation, use or possession of the Contributed Assets.

3.11.       No Brokers. Neither Savsu, nor any of its Representatives on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.12.       No Other Representations and Warranties. Except for the representations and warranties of Savsu contained in this Agreement and the Ancillary Documents, neither Savsu, nor any of its Representatives, nor any other Person on behalf of Savsu, makes any express or implied representation or warranty to any other party, at law or in equity, in respect of Savsu, its operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and Savsu hereby disclaims any such representation or warranty.

Article IV
Representations and Warranties of BLS

BLS hereby represents and warrants to Savsu and the JV as follows:

4.1.        Organization and Authorization. BLS is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. BLS has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which BLS is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BLS. Each of this Agreement and each Ancillary Document to which BLS is or is required to be a party has been duly executed and delivered by BLS and constitutes a legal, valid and binding obligation of BLS, enforceable against BLS in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

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4.2.        Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by BLS, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Organizational Documents of BLS, (b) violate or conflict with any Law or Order to which BLS or its assets is bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of BLS to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which BLS is a party or by which BLS, or its assets may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on the Contributed Interest or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person, except, in the cases of clauses (a) through (e) such violations and conflicts which do not have and would not reasonably be expected to have a material adverse effect on the ability of BLS to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Ancillary Documents to which BLS is a party or otherwise bound.

4.3.        Litigation. There is no Action pending or, to the Knowledge of BLS, threatened, nor any Order of any Governmental Authority is outstanding, against or involving BLS, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a material and adverse effect on the ability of BLS to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which BLS is a party.

4.4.        No Brokers. Neither BLS, nor any of its Representatives, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.5.        No Other Representations and Warranties. Except for the representations and warranties of BLS contained in this Agreement and the Ancillary Documents, neither BLS, nor any of its Representatives, nor any other Person on behalf of BLS, makes any express or implied representation or warranty to any other party, at law or in equity, in respect of BLS, its operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and BLS hereby disclaims any such representation or warranty.

Article V
Representations and Warranties of the JV

The JV hereby represents and warrants to Savsu and BLS that:

5.1.        Organization; Authority. The JV is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The JV has full limited liability company and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which the JV is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the JV. This Agreement and each Ancillary Document to which the JV is a party has been duly executed and delivered by the JV and constitutes a legal, valid and binding obligation of the JV, enforceable against the JV in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.2.        Capitalization; Savsu Consideration. As of the Closing Date, prior to the giving effect to the transactions contemplated by this Agreement, the membership interests of the JV are owned 52% by BLS and 48% by Savsu. Immediately after giving effect to the transactions contemplated by this agreement, the membership interests of the JV will be owned 45% by BLS and 55% by Savsu. When issued by the JV to Savsu in accordance with the terms of this Agreement, the Savsu Consideration will be validly and duly issued free and clear of all Liens except those imposed by applicable securities Laws or under the Amended JV Operating Agreement or those incurred by Savsu or its Affiliates.

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5.3.        Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by the JV, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the JV’s Organizational Documents, (b) any Law or Order to which the JV or any of its business or assets are bound or subject or (c) any Contract or Permit to which the JV is a party or by which it or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the JV.

5.4.        Litigation. There is no Action pending or, to the Knowledge of the JV, threatened, nor any Order of any Governmental Authority rendered, against or involving the JV or any of its officers, directors, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the JV.

5.5.        No Other Representations and Warranties. Except for the representations and warranties of the JV contained in this Agreement and the Ancillary Documents, neither the JV, nor any of its Representatives, nor any other Person on behalf of the JV, makes any express or implied representation or warranty to any other party, at law or in equity, in respect of the JV, its operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and the JV hereby disclaims any such representation or warranty.

Article VI
Covenants

6.1.        Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party.

6.2.        Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing on or relating to periods prior to the Closing and involving the Business, the Contributed Assets, the Assumed Liabilities or the BLS Inventory, the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, in each case of clauses (i) through (iii), at the sole cost and expense of the contesting or defending party.

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6.3.          Post-Closing Receipts and Possession of Assets. If after the Closing Date any party or its Affiliate receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party. In the event that after the Closing Date, the JV or its Affiliates receives or otherwise is in possession of any Retained Asset, the JV shall promptly notify Savsu of its receipt or possession of the Retained Asset and transfer, at Savsu’s expense, such Retained Asset to Savsu. In the event that after the Closing Date, Savsu or its Affiliates receives or otherwise is in possession of any Contributed Asset or the BLS Inventory, Savsu shall promptly notify the JV of its receipt or possession of such Contributed Asset or BLS Inventory and transfer, at the JV’s expense (unless such receipt or possession is a result of a breach of this Agreement by Savsu, in which case, at Savsu’s expense), such Contributed Asset or BLS Inventory to the JV. Not later than January 31, 2017, Savsu will obtain the release of the Permitted Lien in favor of Citizens Bank, National Association and file or cause to be filed a form UCC-3 in the appropriate filing locations with respect thereto.

6.4.          Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all Taxes imposed in connection with the transfer of the Contributed Assets, the Assumed Liabilities, the BLS Inventory or the Savsu Consideration (“Transfer Taxes”), whether such Transfer Taxes are assessed initially against Savsu, BLS, the JV or any of their respective Affiliates, shall be borne and paid, by the JV.

6.5.          Publicity. No party hereto shall, and each party shall cause its Representatives not to, disclose, make or issue, any public statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who reasonably need to know such information in connection with carrying out or facilitating the transactions contemplated hereby or the business or operations of the JV in accordance with the Amended JV Operating Agreement) without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except as required by applicable Law or the rules or regulations of any securities exchange, after conferring with the other parties concerning the timing and content of such required disclosure.

6.6.          Confidentiality. Savsu and BLS each shall, and shall cause their respective Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (other than in connection with its investment in the JV or fulfilling any applicable duties on behalf of the JV), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the JV and the other party; (b) in the event that Savsu or BLS becomes legally compelled to disclose any Confidential Information, to provide the JV and the other party with prompt written notice of such requirement so that the JV, the other party or an Affiliate thereof may seek a protective order or other remedy or so that the JV or the other party, as applicable, may waive compliance with this Section 6.6; and (c) in the event that such protective order or other remedy is not obtained, or the JV or the other party waives compliance with this Section 6.6, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

6.7.          No Trading. Savsu acknowledges and agrees that it and its Affiliates are aware of the restrictions imposed by the Federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Savsu hereby agrees on behalf of itself and its Affiliates that while any of them is in possession of such material nonpublic information they shall not purchase or sell any securities of BLS, communicate such information to any third party, take any other action with respect to BLS in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

10

Article VII
General Provisions

7.1.          Survival. The representations and warranties of the parties set forth in this Agreement will survive the Closing and continue for the applicable statute of limitations. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable expiration date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. The covenants and agreements of the parties set forth in this Agreement, including any indemnification obligations, will survive until performed in accordance with their respective terms.

7.2.          Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section7.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid (or at such other address for a party as shall be specified by like notice):

If to Savsu, to:

Savsu Technologies, LLC
160 Sweet Hollow Road
Old Bethpage, NY 11804
Attention: Dana E. Barnard, Manager
Telephone No.: (505) 603-5306
Facsimile No.: (505) 467-6800
Email: d.barnard@barson.us

with a copy (which will not constitute notice) to:

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, NY 11501
Attention: Ira R. Halperin, Esq.
Telephone No.: (516) 747-0300
Facsimile No.: (516) 747-0653
Email: ihalperin@meltzerlippe.com

If to the JV, to:

bioLogistex CCM, LLC
160 Sweet Hollow Road
Old Bethpage, NY 11804
Attention: Bruce McCormick, President
Telephone No.: (516) 752-7882
Facsimile No.: (516) 752-7951
Email: b.mccormick@savsu.com

with a copy (which will not constitute notice) to: BLS (and each of its Persons designated to receive a copy) and Savsu (and each of its Persons designated to receive a copy)

If to BLS, to: BioLife Solutions, Inc. 3303 Monte Villa Parkway, Suite 310 Bothell, Washington 98021 Attention: Michael Rice, CEO Telephone No.: (425) 402-1400 Email: mrice@BioLifeSolutions.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Sarah Williams, Esq.
           Matthew A. Gray, Esq.
Telephone No: (212) 370-1300
Fax: (212) 370-7889
Email: swilliams@egsllp.com
           mgray@egsllp.com

11

7.3.          Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Documents will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Documents. The headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement; (vi) reference to any statute includes any rules and regulations promulgated thereunder; (vii) any Contract, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, Law or Order as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws or Orders) by succession of comparable successor Laws or Orders and references to all attachments thereto and instruments incorporated therein; (viii) except as otherwise indicated, all references in this Agreement to the words “Article”, “Section”, “Schedule”, “Exhibit”, “Annex” are intended to refer to articles, sections, schedules, exhibits and annexes to this Agreement; and (ix) any reference to dollars or “$” means United States dollars.

7.4.          Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.5.          Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 7.5 shall be null and void ab initio; provided, however, that BLS may without such consent assign its rights and benefits hereunder to any Affiliate of BLS (provided, that BLS shall remain primarily responsible for its obligations hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Except for the indemnification rights of the Indemnitees set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.6.          Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12

7.7.          Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

7.8.          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). For purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within Nassau County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 7.8, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. Each party agrees that a final judgement in any such Action shall be conclusive and may be enforced in each other jurisdiction by suit on the judgment or in any other manner provided by law or in equity. Each party hereto hereby knowingly, voluntarily and intentionally waives any right such party may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case, whether now existing or hereafter arising and whether in tort, contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 7.8 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement.

7.9.          Entire Agreement. This Agreement (including the schedules, exhibits and annexes hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

7.10.       JV Action. Notwithstanding anything to the contrary contained in this Agreement, all actions, determinations and authorizations on the part of the JV under this Agreement shall be taken and authorized by the JV Board (excluding, in the case of any dispute with the JV involving (i) Savsu (or related Indemnitee), any managers designed by Savsu under the Amended JV Operating Agreement, or (ii) BLS (or related Indemnitee), any managers designed by BLS under the Amended JV Operating Agreement; provided that all voting and quorum requirements shall ignore such excluded managers), and the JV shall not be deemed to have taken any action, made any determination or provided any authorization under this Agreement that has not been so authorized by the JV Board.

13

7.11.         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Savsu:

SAVSU TECHNOLOGIES, INC.

By:
Name: Dana E. Barnard
Title: Manager

BLS:

BIOLIFE SOLUTIONS, INC.

By:
Name: Roderick de Greef
Title: Chief Financial Officer

The JV:

BIOLOGISTEX CCM, LLC

By:
Name: Michael Rice
Title: President

[Signature Page to Contribution Agreement]

ANNEX I
DEFINITIONS

1.          Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the JV shall not be deemed an Affiliate of any other party.

“Ancillary Document” means each agreement, instrument or document attached hereto as an exhibit, including the Contributed Assets Assignment, the BLS Inventory Assignment, the Amended JV Operating Agreement and the Services Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means, as it applies with respect to the obligations of BLS or Savsu, as applicable, the terms and provisions of this Agreement and any information concerning the Contributed Assets, the Assumed Liabilities, the BLS Inventory or the Business or, to the extent disclosed in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, the JV, the other applicable party or their respective Affiliates that is not generally available to the public, including Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the JV, the other applicable party or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by the other party or its Representatives.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning intellectual property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

Annex I - Page 1

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“JV Board” means the board of managers of the JV, as designated in accordance with the JV’s Organizational Documents, as may be amended from time to time.

“Knowledge” means, with respect to any party, the actual present knowledge of a particular matter by any of the directors or executive officers of such party, provided that a Person shall be deemed to have actual knowledge of information contained in a writing (including electronic writings) addressed to or authored by such Person.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any Person, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, properties, prospects, assets, Liabilities, value, condition (financial or otherwise), licenses or results of operations of such Person or its Subsidiaries (including with respect to Savsu, the Business, the Assumed Liabilities or the Contributed Assets) or (b) does or would reasonably be expected to materially impair or delay the ability of such Person to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or (D) a natural disaster (provided, that in the cases of clauses (A) through (D), the Person is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Person).

Annex I - Page 2

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Organizational Documents” means a company’s certificate of incorporation, certificate of formation, articles of organization or other equivalent charter document and bylaws, operating agreement or other equivalent document.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the ordinary course of business consistent with past practice for sums not yet due and payable; (b) the Lien of Citizens Bank, National Association, filed April 27, 2016, provided that such Lien is released not later than January 31, 2017; and (c) Liens for current Taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. For purposes of this Agreement, the JV will not be deemed to be a Subsidiary of Savsu or BLS.

Annex I - Page 3

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, environmental, natural resources, customs duties, franchise, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Trade Secrets” means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Trademarks” means, as they exist in any jurisdiction throughout the world, any trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

2.          Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Amended JV Operating Agreement	2.2(c)
Assumed Liabilities	1.3
BLS	Preamble
BLS Inventory	1.7(a)
BLS Inventory Assignment	2.2(b)
BLS Loan	Recitals
Business	Recitals
Closing	2.1
Closing Date	Preamble
Contributed Assets	1.1
Contributed Assets Assignment	2.2(a)
Contributed Contract	1.1(c)
Contributed IP	1.1(b)
Contributed Personal Property	1.1(a)
JV	Preamble
Necessary Consent	1.4
Retained Assets	1.2
Savsu	Preamble
Savsu Consideration	1.5
Savsu Disclosure Schedules	Article III
Services Agreement	2.3(c)
Transfer Taxes	6.4

Annex I - Page 4

Exhibit A-1
Contributed Assets Assignment

See attachment.

Exhibit A-2
BLS Inventory Assignment

See attachment.

Exhibit B
Amended JV Operating Agreement

See attachment.

Exhibit C
Services Agreement

See attachment.

Schedule I

Contributed Personal Property

1.	Belovac – ThermoForm Class Vacuum Former

2.	Six Axis Industrial Robot

3.	D&B Industrial Sales – Six Axis Industrial Robot

4.	Landstar Inway – Freight

5.	Clean Air Consultants – Down Draft Table

6.	Robot Units – Robot Guard Assembly

7.	Precision Drive System – Router for Robot

8.	Model BV C Class Vacuum Former

9.	SOFTWARE FOR ROBOT

10.	MECSOFT CORP – January

11.	MECSOFT CORP – February

12.	MECSOFT CORP – March

13.	BEMCO Test Chamber

14.	Belovac – ThermoForm 24"x48"

15.	App For Iphone

16.	Computer

17.	Mac Mini W/Access

18.	Computer

19.	Jordan Johnson – design work renovation, cabinets, desk, shelving

20.	Lumber – Amex

21.	TM – March Amex 3/17/16 – Hunter Bower Lumber

22.	DEB – March Amex 3/17/16 – Albuquerque Hardwood

23.	Volkswagen – 2015 Golf Wagon

Schedule I - Page 1

Schedule II

Patents and Trademarks Description

1.	PR-3001-1 Insulated Storage/Transportation Containers

2.	P-3001-2 Insulated Storage/Transportation Containers

3.	P-3001-3 Insulated Storage/Transportation Containers

4.	PR-3002-1 Insulated Storage System with Balanced Thermal Energy Flow

5.	P-3002-2 Insulated Storage System with Balanced Thermal Energy Flow

6.	P-3002-3 Insulated Storage System with Balanced Thermal Energy Flow

7.	P-3011-2 Insulated Storage/Transportation System

8.	T-3003-1 SAVSU

9.	T-3004-1 NANO Q

10.	T-3006-1 PHD (Word)

11.	T-3007-1 Rx PACK (Design)

12.	PR-3008-1 Storage of Temperature-Sensitive Items with Stabilizing Pellets

13.	P-3008-1 Storage of Temperature-Sensitive Items with Stabilizing Pellets

14.	P-3008-1 Storage of Temperature-Sensitive Items with Stabilizing Pellets

15.	PR-3009-1 Contents Rack for Use in Insulated Storage Containers

16.	P-3009-2 Contents Rack for Use in Insulated Storage Containers

17.	T-3012-1 EVO (Word)

18.	T-3012-2 EVO (Design)

19.	PR-3013-1 Cryogenic Storage Container

20.	PR-3005-1, PR-3005-2, PR-3005-3 & P-3011-1, P-3011-2

21.	P-3001-2, P-3002-2, T-3012-1, T-3012-2

Schedule I - Page 2

Schedule III

BLS Inventory

Inventory Counts

Item	Part #	Count
evo 2-8C w/ Radio	evo - 2-8 SM	61
evo 2-8 Shell	EVO-05SM0000A	7
Cold Pack - 2-8, Top All Season - 1.0L	CPK-05SMTA56A	57
Cold Pack - 2-8, Bottom All Season - 1.0L	CPK-05SMBA56A	57
1.0L payload - 2-8, All Season	PLD-05SM0056A	55
Cold Pack - 2-8, Top All Season - 1.5L	CPK-05SMTA48A	31
Cold Pack - 2-8, Bottom All Season - 1.5L	CPK-05SMBA48A	30
1.5L payload - 2-8, All Season	PLD-05SM0048A	31
Cold Pack - 2-8, Small, Top Extreme - 72	CPK-05SMTE72A	62
Cold Pack - 2-8, Small, Bottom Extreme -72	CPK-05SMBE72A	62
750mL payload - 2-8, Small, 72, Extreme	PLD-05SM0072A	48
evo CRT w/ Radio	evo - CRT SM	45
evo CRT Shell Small	EVO-22SM0000A	0
CRT Pack, Top All Season - 1.0L	CPK-22SMTA56A	24
CRT Pack, Bottom All Season - 1.0L	CPK-22SMBA56A	25
1.0L payload - CRT, All Season	PLD-22SM0056A	20
CRT Pack, Top All Season - 1.5L	CPK-22SMTA48A	20
CRT Pack, Bottom All Season - 1.5L	CPK-22SMBA48A	20
1.5L payload - CRT, All Season	PLD-22SM0048A	20
evo CRYO w/ Radio	evo - CRYO SM	37
evo CRYO Shell Small	EVO-80SM0000A	78
Cryo, Small, Top Dry Ice Tray	CPK-80SMIT72A	117
Cryo Vial Rack - 1.0L	PLD-80SMVR72A	117
Small Cryo Cross Bar for Vial Rack Holder	PLD-80SMCB72A	117
Small Cryo Support Frame for Vial Rack	PLD-80SMSF72A	117
BATTERY	BAT-00000000A	335
BATTERY CHARGER	BCH-00000000A	360
ELECTRONICS PACKAGE	ELE-00000000A	219
MIDDLE BROWN BOX	PBM-00SM0000A	401
INNER WHITE BOX	PBW-00SM0000A	343
SCREWDRIVER	SDV-00000000A	95

Accessories Returned from Customers

Item	Part #	Count
Cold Pack - 2-8, Top All Season - 1.5L	CPK-05SMTA48A	1
Cold Pack - 2-8, Bottom All Season - 1.5L	CPK-05SMBA48A	1
1.5L payload - 2-8, All Season	PLD-05SM0048A	1
Cold Pack - 2-8, Small, Top Extreme - 72	CPK-05SMTE72A	2
Cold Pack - 2-8, Small, Bottom Extreme -72	CPK-05SMBE72A	2
750mL payload - 2-8, Small, 72, Extreme	PLD-05SM0072A	2
CRT Pack, Top All Season - 1.0L	CPK-22SMTA56A	2
CRT Pack, Bottom All Season - 1.0L	CPK-22SMBA56A	2
BATTERY	BAT-00000000A	8
BATTERY CHARGER	BCH-00000000A	7

Schedule III - Page 1

evo's Deployed to Customers

Customer	Model	Count
Amnio Technology	CRYO	1
British Columbia Cancer Agency	2-8C	1
Boston Children's	2-8C	1
Capicore	CRYO	1
Dana Farber	2-8C	1
eQCell	2-8C	1
eQCell	CRYO	1
Kite Pharma	2-8C	1
StemCell Tech	CRT	2
StemCell Tech	CRYO	1
StemCell Tech	2-8C	1
UCSF	CRT	1
UCSF	2-8C	1
MNX	2-8C	59
PharmaCell	2-8C	4

Schedule III - Page 2